Exhibit 10.2
Amendment No. 2 to
American Reprographics Company
2005 Employee Stock Purchase Plan
Effective as of April 29, 2009, the American Reprographics Company 2005 Employee Stock Purchase Plan, adopted on January 10, 2005 by the Board of Directors of American Reprographics Company, as amended, is further amended as follows:
1.	Section 7(c) is amended and restated in its entirety to read as follows:
(c) In connection with each Offering made under the Plan, the Board may specify a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering made under the Plan, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. Notwithstanding anything to the contrary, during any calendar year, no Participant may purchase under this Plan in excess of the lesser of (i) 2,500 shares of Common Stock, or (ii) a number of shares of Common Stock having an aggregate Fair Market Value (determined on the date of the purchase(s)) of $25,000.
2.	A new Section 7(f) is added immediately following Section 7(e), as follows:
(f) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights under an Offering on or after June 30, 2009 shall be an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date, rounded up to the nearest whole cent per share.